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EXHIBIT 99.1

BONE CARE INTERNATIONAL APPOINTS HERBERT J. CONRAD
CHAIRMAN OF THE BOARD

         Middleton, WI, February 17, 2004 - Bone Care International, Inc. (Nasdaq: BCII) announced today that Herbert J. Conrad has been appointed Chairman of the Board of Directors, replacing Bone Care International founder Richard B. Mazess, Ph.D. as Chairman. Dr. Mazess will remain on the Board of Directors.
         Mr. Conrad is former President of the U.S. Pharmaceuticals Division of Hoffmann-La Roche, Inc. He served as the Chairman of the Board of Directors of GenVec, Inc. from 1996 to 2003, and was a co-founder of Reliant Pharmaceuticals, LLC. Mr. Conrad has served on the boards of numerous professional associations and corporations such as The National Pharmaceutical Council, The Industrial Biotechnology Association, Dura Pharmaceuticals, Inc., UroCor, Inc., SICOR, Inc., and Savient Pharmaceuticals, Inc.
         "We are very fortunate to have Herb join our Board of Directors and we look forward to his leadership as Chairman," said Paul L. Berns, President and Chief Executive Officer of Bone Care International. "Herb brings more than forty years of experience in the pharmaceutical industry as an entrepreneur, senior executive and board member. He is joining the Board at an important time in the growth of the Company as we continue to build a strong commercial organization and expand the reach of our products in the marketplace. The experience and discipline that Herb brings to our Board will enhance the Company's ability to implement its business strategies in fiscal 2004 and beyond."
         Bone Care International (www.bonecare.com) is a pharmaceutical company engaged in discovering, developing and commercializing improved vitamin D-hormone therapies to treat secondary hyperparathyroidism in patients with kidney (renal) disease, osteoporosis and psoriasis. The Company markets two FDA approved products, Hectorol(R) Injection and Hectorol(R) Capsules for the treatment of secondary hyperparathyroidism in patients with end-stage renal disease.

Contacts:

Bone Care International, Inc.                  Rx Communications Group, LLC
Brian J. Hayden                                Melody A. Carey (Investors)
Chief Financial Officer                        (917) 322-2571
(608) 662-7800                                 Pete Holmberg (Media)
                                               (917) 322-2164


Statements included in this press release which do not relate solely to historical matters are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements may be identified by words including "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "plan," "expect" and similar expressions. Forward looking statements, including without limitation those relating to our future business prospects, sales, cost of sales, profitability, financial resources or products and production schedules, are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements due to important risks and factors, including those identified herein or identified from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update any such risks or factors or to publicly announce any revisions to any of the forward-looking statements contained herein, unless otherwise required by law.






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